Exhibit 3.309

ARTICLES OF INCORPORATION

OF

SUNBELT REGIONAL MEDICAL CENTER, INC.

We, the undersigned natural persons of the age of eighteen (18) years or more, acting as incorporators of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is Sunbelt Regional Medical Center, Inc.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized are: To engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

To purchase lease, or otherwise acquire, to operate, and to sell, lease, or otherwise dispose of hospital, convalescent homes, nursing homes. and other institutions for the medical care and treatment of patients; to purchase, manufacture, or prepare and to sell or otherwise deal in, as principal or as agent, medical equipment or supplies; to construct, or lease, and to operate restaurants, drug stores, gift shops, office buildings, and other facilities in connection with hospitals, or other medical facilities owned or operated by it.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is one thousand (1,000) of the par value of One Dollar ($1.00) each.

ARTICLE FIVE

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of Thousand Dollars ($1,000), consisting of money, labor done or property actually received, which sum is not less than One Thousand Dollars ($1,000.00).

ARTICLE SIX

The street address of its initial registered office is 1601 Elm Street, c/o CT Corporation System, Dallas, Texas 75201, and the name of its initial registered agent at such address is CT CORPORATION SYSTEM.

ARTICLE SEVEN

The number of directors of the corporation may be fixed by the Bylaws.

The number of directors constituting the initial board of directors is four (4), and the name and address of each person who is to serve as director until the first annual meeting of the shareholders or until a successor is elected and qualified are:

Name	Address
John O. Colton	One Park Plaza Nashville, TN 37203

Joseph DiLorenzo	One Park Plaza Nashville, TN 37203

James S. Main	One Park Plaza Nashville, TN 37203

James K. Don	One Park Plaza Nashville, TN 37203

ARTICLE EIGHT

The names and addresses of the incorporators are:

Name	Address
Michelle E. Ezell	One Park Plaza Nashville, TN 37203

Bettye D. Daugherty	One Park Plaza Nashville, TN 37203

IN WITNESS WHEREOF, we have hereunto set our hands this 28th day of April, 1987.

Michelle E. Ezell

Bettye D. Daugherty

State of TENNESSEE	)
County of DAVIDSON	)

I, Patricia D. Kirk, a Notary Public, do hereby certify that on this 28th day of April, 1987, personally appeared before me, Michelle E. Ezell and Bettye D. Daugherty, who each being by me first duly sworn, severally declare that they are the persons who signed the foregoing document as incorporators, and that the statements therein contained are true.

Notary Public

My Commission Expires: Jan. 9, 1991